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Registration No. 333-

As Filed with the Securities and Exchange Commission on May 18, 2004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

Registration Statement
Under the Securities Act of 1933

SAN RAFAEL BANCORP
(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA	68-0175592
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

851 Irwin Street, San Rafael, California 94901
(Address of Principal Executive Offices)

SAN RAFAEL BANCORP AMENDED AND RESTATED EMPLOYEE INCENTIVE STOCK
OPTION AND STOCK APPRECIATION RIGHTS PLAN
2003 SAN RAFAEL BANCORP NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
(Full Title of the Plans)

KIT M. COLE, CHIEF EXECUTIVE OFFICER
851 IRWIN STREET, SAN RAFAEL, CALIFORNIA 94901
(Name and Address of Agent for Service)

415-454-1212
(Telephone Number, including Area Code, of Agent for Service)

Copy to:
R. Brent Faye, Esq.
Nixon Peabody LLP
Two Embarcadero Center, Suite 2700, San Francisco, California 94111
(415) 984-8365

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered(a)	Proposed Maximum Offering Price Per Share(b)	Proposed Maximum Aggregate Offering Price(b)	Amount of Registration Fee

Common stock (No Par Value)	506,971 Shares	$13.00	$6,590,623	$835.03

(a)
The number of shares being registered consists of 431,751 shares issuable under the San Rafael Bancorp Amended and Restated Employee Incentive Stock Option and Stock Appreciation Rights Plan (the "Employee Plan"); the re-sale of 8,220 outstanding shares previously issued upon the exercise of stock options under the Employee Plan, and 67,000 shares issuable under the 2003 San Rafael Bancorp Non- Employee Directors' Stock Option Plan.

(b)
Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee, utilizing $13.00 as the average of the bid and asked price of San Rafael Bancorp's Common Stock as of May 17, 2004.

PART I

INFORMATION REQUESTED IN THE PROSPECTUS

ITEM 1. PLAN INFORMATION.

        San Rafael Bancorp (the "Registrant" or "San Rafael") will send or give the documents containing the information specified in this Item 1 to each participant as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, San Rafael Bancorp is not filing such documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. A re-offer prospectus is attached to this Registration Statement.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

        The Registrant will send or give the documents containing the information specified in Item 2 to each participant as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, San Rafael Bancorp is not filing such documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        San Rafael Bancorp hereby incorporates by reference the documents listed below. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

  (a)
  The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

  (b)
  The Registrant's Current Report on Form 8-K reporting events as filed with the Securities Exchange Commission on January 14, 2004 announcing fourth quarter 2003 earnings.

  (c)
  The Registrant's Current Report on Form 8-K reporting events as filed with the Securities Exchange Commission on February 27, 2004 announcing completion of its public offering of common stock.

  (d)
  The Registrant's Current Report on Form 8-K reporting events as filed with the Securities Exchange Commission on April 8, 2004 announcing declaration of a cash dividend and the opening of a new branch by its subsidiary, Tamalpais Bank.

  (e)
  The Registrant's Current Report on Form 8-K reporting events as filed with the Securities Exchange Commission on April 23, 2004 announcing the release of 1st Quarter 2004 Earnings.

  (f)
  The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

  (g)
  All other documents filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act, since December 31, 2003, to the date of this filing.

        Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that another statement contained herein or in any other document subsequently filed, which also is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

General

        San Rafael Bancorp currently has an authorized capitalization of 10,000,000 shares of common stock. Of these authorized capital shares, 3,647,556 shares of common stock are currently outstanding. No shares of preferred stock are authorized. An additional 498,751 shares of San Rafael Bancorp's common stock are reserved for issuance under San Rafael Bancorp's stock option plans. As adjusted for stock splits, options to issue 243,000 shares were established in the Employee Incentive Stock Option and Stock Appreciation Rights Plan, and options to issue an additional 237,543 shares were added in 2003. Options to issue 48,792 shares have been exercised under the Employees' Stock Option Plan. Options to issue 67,000 shares were authorized in 2003 under the Non-Employee Directors Stock Option Plan. No options have been exercised under the Directors' Stock Option Plan.

Common Stock

        The balance of San Rafael Bancorp's authorized common stock will be available to be issued when and as the Board of Directors of San Rafael Bancorp determines it advisable to do so. Common shares could be issued for the purpose of raising additional capital, in connection with acquisitions or formation of other businesses, or for other appropriate purposes. The Board of Directors of San Rafael Bancorp has the authority to issue common shares to the extent of the present number of authorized unissued shares, without obtaining the approval of existing holders of common shares. If additional shares of San Rafael Bancorp's common stock were to be issued, the existing holders of San Rafael Bancorp shares would own a proportionately smaller portion of the total number of issued and outstanding common shares.

Dividend Rights

        The shareholders of San Rafael Bancorp are entitled to receive dividends when and as declared by its Board of Directors out of funds legally available, subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:

  •
  the corporation's assets equal at least 1 1/4 times its liabilities, and

  •
  the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.

        San Rafael Bancorp has declared a $0.025 per share cash dividend, payable on May 14, 2004, to shareholders of record as of April 30, 2004. San Rafael Bancorp will periodically review its dividend policy in view of its operating performance, and may declare dividends in the future if such payments are deemed appropriate and in compliance with applicable law and regulations.

Voting Rights

        All voting rights with respect to San Rafael Bancorp are vested in the holders of San Rafael Bancorp's common stock.

        Holders of San Rafael Bancorp common stock are entitled to one vote for each share held except that in the election of directors each shareholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by the shareholder multiplied by the number of directors to be elected and a shareholder may cast all his or her votes for a single candidate or distribute votes among any or all of the candidates he or she chooses. However, no shareholder will be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

Preemptive Rights

        Shareholders of San Rafael Bancorp common stock have no preemptive rights. Also there are no applicable conversion rights, redemption rights or sinking fund provisions.

Liquidation Rights

        Upon liquidation of San Rafael Bancorp, the shareholders of San Rafael Bancorp's common stock have the right to receive their pro rata portion of the assets of San Rafael Bancorp distributable to shareholders. This is subject, however, to the preferential rights, if any, of the holders of any outstanding senior securities. Presently there are no senior securities outstanding except for the subordinated debt issued by San Rafael Bancorp in connection with the trust preferred transaction.

Subordinated Debt

        On June 28, 2002 San Rafael Bancorp issued $10.3 million of trust preferred securities through a special purpose trust subsidiary, San Rafael Capital Trust I, which is wholly-owned by San Rafael Bancorp. Dividend payments on the trust preferred securities are funded by interest payments San Rafael Bancorp makes on subordinated debt issued to San Rafael Capital Trust I. The trust preferred securities mature 30 years after the issuance date and have a five-year call provision, except under limited circumstances where the security may be called earlier. San Rafael Capital Trust I pays interest quarterly at a rate equal to three-month LIBOR plus a margin of 360 basis points. At June 30, 2003, the interest rate being paid on the trust preferred securities was 4.76% and the annual interest payments amounted to $0.5 million, based on the applicable interest rate at that date. Such interest payments are currently expected to be funded by dividends paid to San Rafael Bancorp by Tamalpais Bank. San Rafael Bancorp's principal and interest payments on the subordinated debt are in a superior position to the liquidation rights of shareholders of San Rafael Bancorp's common stock.

Provisions of Articles of Incorporation

Issuance of Additional Securities

        The articles of incorporation permit the Board of Directors to issue additional shares of common stock without the prior approval of the holders of San Rafael Bancorp common stock. The issuance of additional common stock or other securities permitted by the articles of incorporation at some future date may have the effect of delaying, deferring or preventing a change in control of San Rafael Bancorp.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 as amended.

        Section VI of San Rafael's Bylaws provides that San Rafael shall indemnify its "agents" to the maximum extent permitted by the California Corporations Code, as amended from time to time, or as permitted by any successor statute to said Section.

        San Rafael maintains insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not San Rafael would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of San Rafael's Bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.

ITEM 8. EXHIBITS.

5.1	Opinion re: Legality
23.1	Consent of Counsel is included with the opinion re: legality as Exhibit 5.1 to the Registration Statement.
23.2	Consent of Vavrinek, Trine, Day & Co., LLP as independent public accountants for San Rafael Bancorp and Tamalpais National Bank.
24	Power of attorney
99.1	San Rafael Bancorp Amended and Restated Employee Stock Option Plan and Related Incentive Stock Option Agreement
99.2	2003 San Rafael Bancorp Non-Employee Directors Stock Option Plan and Related Non-statutory Stock Option Agreement(1)
99.3	Reoffer Prospectus

(1)
Attached as Exhibit 10.5 to Registration Statement No. 333-105991 filed by San Rafael Bancorp with the Securities and Exchange Commission under the Securities Act of 1933, and incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

(a)
The undersigned Registrant hereby undertakes:

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Rafael, State of California, on April 27, 2004.

SAN RAFAEL BANCORP
By:	/s/ KIT M. COLE Kit M. Cole Chief Executive Officer Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ KIT M. COLE Kit M. Cole	Chief Executive Officer, Chairman of the Board, and Director (Principal Executive Officer)	April 27, 2004
/s/ CAROLYN HORAN Carolyn Horan	Director	April 27, 2004
/s/ RICHARD E. SMITH Richard E. Smith	Director	April 27, 2004
/s/ W. JEFFERY TAPPAN W. Jeffery Tappan	Director	April 27, 2004
/s/ MICHAEL MOULTON Michael Moulton	Chief Financial Officer (Principal Financial Officer)	April 28, 2004

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion re: Legality
23.1	Consent of Counsel is included with the opinion re: legality as Exhibit 5.1 to the Registration Statement.
23.2	Consent of Vavrinek, Trine, Day & Co., LLP as independent accountants for San Rafael Bancorp and Tamalpais Bank.
24	Power of attorney
99.1	San Rafael Bancorp Amended and Restated Employee Incentive Stock Option and Stock Appreciation Rights Plan and related Incentive Stock Option Agreement.
99.2	2003 San Rafael Bancorp Non-Employee Directors' Stock Option Plan and related Non-statutory Stock Option Agreement.(1)
99.3	Reoffer Prospectus

(1)
Attached as Exhibits 10.5 to Registration Statement No. 333-105991 filed by San Rafael Bancorp with the Securities and Exchange Commission under the Securities Act of 1933, and incorporated herein by reference.

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PART I INFORMATION REQUESTED IN THE PROSPECTUS
  ITEM 1. PLAN INFORMATION.
  ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
  ITEM 4. DESCRIPTION OF SECURITIES.
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
  ITEM 8. EXHIBITS.
  ITEM 9. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX